Exhibit 10.1

EXTENSION AGREEMENT

This Extension Agreement (“Agreement”) dated as of April 17, 2006 is entered into by and among Force Protection, Inc., a Nevada corporation (the “Company”) and the note holders identified on Schedule A attached hereto (each a “Holder” and collectively the “Holders”).

WHEREAS, the Company and the Holders are parties to Subscription Agreements dated as of November 18, 2005 and/or to a Modification and Assignment Agreement dated February 13, 2006 pursuant to which Fort Ashford Funds, LLC became a Holder (collectively the “Transaction Documents”) relating to promissory notes (“Notes”) in the amounts set forth on Schedule A attached hereto;

WHEREAS, the Company has requested that the Maturity Dates of the Notes be extended to June 20, 2006.

NOW THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement, the Company and the Holders hereby agree as follows:

1.                                       All the capitalized terms employed herein shall have the meanings attributed to them in the Transaction Documents.

2.                                       For the benefit of the Holders, the Company hereby renews all of the representations, warranties, covenants undertakings and indemnifications contained in the Transaction Documents, as if such representations were made by the Company as of this date.

3.                                       The Maturity Date in connection with $5,250,000 of the aggregate Principal amount of the Notes as set forth on Schedule A hereto (the “Extended Amount”) is extended until June 20, 2006 (the “Extension”) on the terms and conditions described in this Agreement.

4.                                       The Extension will be effective if all of the following conditions are satisfied:

(a)                                  The Company pays to Longview Fund, L.P., and Longview Equity Fund, L.P. on April 20, 2006, the Principal amount of $1,000,000 under the Notes that is not being extended as described on Schedule A hereto as “Payoff Amount”.

(b)                                 Upon the execution of this Agreement, the Company pays to each Holder, a non-refundable payment equal to four percent (4%) of each Holder’s Extended Amount representing the interest due for the period of the Extension.

(c)                                  Upon the execution of this Agreement, the Company pays to Longview Fund L.P. the sum of $47,667 representing its portion of the Restructuring Fee.

(d)                                 Upon the execution of this Agreement, the Company pays to Longview Equity Fund L.P. the sum of $7,333 representing its portion of the Restructuring Fee

(e)                                  Upon the execution of this Agreement, the Company pays to Fort Ashford Funds LLC the sum of $50,000 representing its portion of the Restructuring Fee.

(f)                                    An Event of Default does not occur.

5.                                       Timely performance by the Company is of the essence hereunder.

6.                                       All other terms and conditions of the Transaction Documents, including any damages or interest which have or may accrue shall remain in full force and effect and payable.

7.                                       Each of the undersigned states that he has read the foregoing Agreement and understands and agrees to it.

8.                                       This Agreement may be executed and delivered by telefacsimile.

FORCE PROTECTION, INC.
The “Company”

	By:	/s/ Gordon McGilton
Gordon McGilton
Chief Executive Officer

/s/ S. Michael Rudolph	/s/ Wayne H. Coleson
LONGVIEW FUND, L.P.	LONGVIEW EQUITY FUND, L.P

S. Michael Rudolph	Wayne H. Coleson
Investment Advisor	Investment Advisor

s/ Frank Kavanaugh
FORT ASHFORD FUNDS, LLC

Frank Kavanaugh
Principal